UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2015

MONDELĒZ INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Parkway North, Deerfield, Illinois 60015

(Address of principal executive offices, including zip code)

(847) 943-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2015, we announced David A. Brearton, our Executive Vice President, Strategic Initiatives would retire at the end of 2015.

On December 15, 2015, one of our wholly-owned subsidiaries, Mondelēz Global LLC (“Mondelēz Global”), entered into a retirement agreement (the “Agreement”) with Mr. Brearton, which is typical for the retirement of a senior executive. The Agreement provides Mr. Brearton receives benefits in connection with his retirement, including: a full 2015 Management Incentive Program award based on target performance for the individual performance component and actual performance for the company performance component; early retirement eligibility for purposes of stock options; vesting of his entire 2013 restricted stock grant and two-thirds of his 2014 restricted stock grant on December 31, 2015, his last day of employment with Mondelēz Global (Mr. Brearton will forfeit all other unvested restricted stock); and eligibility to receive his entire award of performance share units subject to the 2013-2015 performance cycle and a pro-rated award of performance share units subject to each of the 2014-2016 performance cycle and the 2015-2017 performance cycle, if any, in all cases based on actual company performance against the applicable performance goals.

The Agreement also subjects him to restrictive covenants, including a non-compete, and confidentiality provisions, provides for a release of claims and is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended.

The forgoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)	The following exhibit is being filed with this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Retirement Agreement and General Release, between Mondelēz Global LLC and David Brearton, dated December 15, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Carol J. Ward
Name:	Carol J. Ward
Title:	Vice President and Corporate Secretary

Date: December 18, 2015

EXHIBIT INDEX

Exhibit Number	Description

10.1	Retirement Agreement and General Release, between Mondelēz Global LLC and David Brearton, dated December 15, 2015.